Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of
Calvert Social Investment Fund:

We consent to the use of our report dated November 20, 2006, with respect to the financial statements of the Money Market, Balanced, Bond, Equity, Enhanced Equity, Conservative Allocation, Moderate Allocation and Aggressive Allocation Portfolios, each a series of the Calvert Social Investment Fund, as of September 30, 2006, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

KPMG, LLP
Philadelphia, Pennsylvania
January 26, 2007